Exhibit 99.1

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257mostrach@dynavax.com

DYNAVAX PRICES PUBLIC OFFERINGS OF COMMON STOCK AND SERIES B

CONVERTIBLE PREFERRED STOCK

BERKELEY, CA – October 25, 2013 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the pricing of previously announced concurrent, separate underwritten offerings of (i) 79,570,000 shares of its common stock at a price to the public of $1.075, for expected gross proceeds of $85.5 million and (ii) 43,430 shares of its Series B Convertible Preferred Stock (“Series B”) at a price to the public of $1,075.00, for expected gross proceeds of $46.7 million. The Series B is non-voting and each share of Series B is convertible into 1,000 shares of Dynavax common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of shares of Dynavax common stock then outstanding. The common stock offering and the Series B offering are being conducted as separate public offerings by means of separate prospectus supplements, and neither offering is contingent upon the consummation of the other.

Dynavax expects to receive combined gross proceeds of approximately $132.2 million from these offerings, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Dynavax. These offerings are expected to close on or about October 30, 2013, subject to customary closing conditions.

Dynavax anticipates using the net proceeds from the offerings primarily to fund development activities associated with conducting an additional Phase 3 study of HEPLISAV™ and seeking regulatory approval to commercialize the vaccine in the United States and Europe, and for other general corporate purposes, including working capital.

Cowen and Company, LLC is acting as sole book-running manager. William Blair & Company, L.L.C. is acting as co-manager for the offerings.

Each of these offerings is being made by Dynavax pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on October 17, 2013. For each of these offerings, a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of each final prospectus supplement and the accompanying prospectus relating to each offering, when available, may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine.

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